Exhibit 99

At the Company
Steve Russell, Chairman, or Paul Will, CFO
317-972-7000

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS
AND MANAGEMENT CHANGES AND CORRECTS CERTAIN TYPOGRAPHICAL ERRORS

INDIANAPOLIS, IN – July 26, 2007(BUSINESS WIRE) - Celadon Group, Inc. (NASDAQ-CLDN)  Due to certain typographical errors, all of which were immaterial and did not impact earnings per share as previously reported, we are re-releasing our financial and operating results for the three months and fiscal year ended June 30, 2007.

Revenue for the quarter increased approximately 4% to $131.7 million in the 2007 quarter from $126.7 million in the 2006 quarter.  Freight revenue, excluding fuel surcharges, was up 5% to $112.7 million in the 2007 quarter from $107.4 million in the 2006 quarter.  Net income decreased approximately 20% to $5.1 million in the 2007 quarter from $6.4 million for the same quarter last year.  Diluted earnings per share decreased 19% to $0.22 in the 2007 quarter from $0.27 for the same quarter last year.

For the full year, revenue increased 5%, to $502.7 million from $480.2 million for the prior year.  Net income for the 2007 fiscal year increased 9% to $22.3 million, or $0.94 per diluted share, compared with $20.5 million, or $0.88 per diluted share, for the prior year.

Chairman and CEO Steve Russell commented on the quarter: "Despite a more challenging environment during the June 2007 quarter, we continued to execute on our business model of growth through acquisition, diversification of customer base, limiting exposure to any particular customer or industry and managing our overall cost structure.  For the past three quarters, capacity has exceeded demand in the industry.  We have used this situation as an opportunity to make a series of acquisitions.  Our acquisition of certain assets of Air Road Express in early June added new customers in lanes similar to Celadon's north-south focus.  As in the case of the acquisitions of Digby Transportation in October 2006 and Warrior Express in March 2007, the assets were purchased at appraised value, resulting in zero goodwill in the transactions for accounting purposes.  As a financially strong and high quality service provider, we believe we are well positioned to demonstrate further growth through acquisitions, in addition to internal growth when the freight environment improves.

“The industry environment has resulted in an increase in deadhead as a percent of total miles, to 10.5% in the June 2007 quarter from 9.2% in the June 2006 quarter.  Utilization, or miles per week per tractor, also declined 7% on a year to year basis.  On the positive side, our continued commitment to the quality of life of our drivers has allowed us to increase our average seated line-haul tractors by about 100 over the past four months, which will allow us to benefit when the supply/demand ratio improves.  Costs remain under control as well.  Operating ratio, net of fuel surcharge, was 91.3% in the 2007 quarter compared with 90.3 in the June 2006 quarter as operating income declined by five percent, to $9.9 million in the June 2007 quarter from $10.4 million in the June 2006 quarter."

The Company also announced a series of management changes.  Tom Glaser, who joined the Company in 2001 and has been President and Chief Operating Officer since 2004, has decided to retire.  Russell stated that "Tom has contributed greatly to Celadon's growth and development as a respected industry leader over the past six years.  We wish Tom well in the future, and sincerely appreciate his meaningful contributions during his tenure with Celadon."

Chris Hines, who has been a member of the Board of Directors for Celadon since June 2006, will replace Tom Glaser as President and Chief Operating Officer.  Chris spent sixteen years with General Electric, including as President of Transport International Pool (“TIP”), its North American trailer equipment leasing business.  Under Chris' direction, TIP's revenue grew to $450 million, operated 150,000 trailers and had 1,200 employees.  While in that position, Chris launched the TIP Mexican subsidiary, which is now the largest leasing company in Mexico.  TIP's operations also included over 20,000 trailers in Canada, which was the largest equipment leasing company in Canada.  Most recently, Hines was President of Tripmaster, which provides tracking and communication systems to the trucking industry.  Russell stated that "Chris brings a strong sales and marketing focus, which we believe will propel Celadon's growth in the future.  With Chris' appointment as President, he will no longer be a member of Celadon's Board of Directors."

Cathy Langham has been appointed to replace Chris Hines on the Board of Directors.  Langham is President and Chief Executive Officer of Langham Logistics, Inc., a 19 year old global freight management and logistics company based in Indianapolis, IN. Langham is also Chairperson of the Greater Indianapolis Chamber of Commerce, and serves on the Board of The Finish Line (NASDAQ-FINL) and the Regions Bank Board of Advisors.  Langham is former Indiana board chair of the National Association of Women Business Owners (NAWBO), and of the Air Forwarders Association.

Conference Call Information

An investor conference call is scheduled for Thursday, July 26, at 10:00 a.m. (Eastern).  Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in the question-and-answer exchange, dial 866-770-7051 (international calls 617-213-8064) pin number 75959377 a few minutes prior to the starting time. A replay will be available through September 26, 2007 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 93268255.

This call is being webcast by CCBN and can be accessed on Celadon's web site at www.celadongroup.com. Any statistical and financial information that is discussed during the conference call also will be available at www.celadongroup.com.

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico.  Celadon is also the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 20,000 member fleets.  Please visit the company’s websites at: www.celadontrucking.com and www.truckersb2b.com.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects,"  “intends,” expects," “plans,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements.  With respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings.  Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

- tables follow -

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value)

	June 30,	June 30,
	2007	2006
A S S E T S

Current assets:
Cash and cash equivalents	$1,190	$1,674
Trade receivables. net of allowance for doubtful accounts of $1,176 and $1,269 in 2007 and 2006, respectively	59,387	55,462
Prepaid expenses and other current assets	10,616	10,132
Tires in service	3,012	2,737
Equipment held for resale	11,154	---
Income tax receivable	1,526	5,216
Deferred income taxes	2,021	1,867
Total current assets	88,906	78,987
Property and equipment, at cost	239,635	121,733
Less accumulated depreciation and amortization	44,553	30,466
Net property and equipment	195,082	91,267
Tires in service	1,449	1,569
Goodwill	19,137	19,137
Other assets	1,075	1,005
Total assets	$305,649	$190,066

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$7,959	$4,369
Accrued salaries and benefits	11,779	16,808
Accrued insurance and claims	6,274	7,048
Accrued fuel expense	6,425	6,481
Other accrued expenses	12,157	12,018
Current maturities of long-term debt	10,736	975
Current maturities of capital lease obligations	6,228	507
Total current liabilities	61,558	48,206
Long-term debt, net of current maturities	28,886	9,608
Capital lease obligations, net of current maturities	48,792	933
Deferred income taxes	20,332	9,867
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 404,966 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 40,000,000 shares; issued and outstanding 23,581,245 and 23,111,367 shares at June 30, 2007 and June 30, 2006	778	763
Additional paid-in capital	93,582	90,828
Retained earnings	54,345	32,092
Accumulated other comprehensive loss	(2,649)	(2,256)
Total stockholders’ equity	146,056	121,427
Total liabilities and stockholders’ equity	$305,649	$190,066

KEY OPERATING STATISTICS

	For the three months ended		For the fiscal year ended
	June 30		June 30
	2007	2006	2007	2006
Operating Statistics (U.S./Canada)
Average revenue per loaded mile(a)..........................................................................................	$1.527	$1.506	$1.534	$1.491
Average revenue per total mile (a)...........................................................................................	$1.367	$1.368	$1.380	$1.367
Avg. revenue per tractor per week (a).......................................................................................	$2,762	$2,975	$2,793	$2,948
Average miles per tractor per week............................................................................................	2,021	2,174	2,024	2,157
Average line-haul tractors (b).....................................................................................................	2,624	2,366	2,512	2,297
Tractors at end of period (c)........................................................................................................	3,016	2,732	3,016	2,732
Trailers at end of period (c)..........................................................................................................	7,843	7,630	7,843	7,630
Operating Ratio (a)........................................................................................................................	91.3%	90.3%	90.7%	91.7%

(a)	Excluding fuel surcharges
(b)	Excludes tractors operated by our Mexican subsidiary, Jaguar.
(c)	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
	For the three months ended			For the fiscal year ended
	June 30,			June 30,
	2007	2006		2007	2006

Freight revenue	$112,731	$107,393		$433,012	$414,465
Fuel surcharge revenue	$18,964	$19,279		$69,680	$65,729
Total revenue	$131,695	$126,672		$502,692	$480,194

Operating expenses:
Salaries, wages and employee benefits	37,287	38,606		144,845	144,634
Fuel	31,331	29,817		116,251	109,253
Operations and maintenance	8,726	7,599		32,299	29,411
Insurance and claims	2,225	2,730		13,054	13,697
Depreciation and amortization	7,718	3,158		21,880	12,442
Revenue equipment rentals	6,600	9,257		31,900	39,601
Purchased transportation	20,640	18,370		73,699	70,305
Costs of products and services sold	1,619	1,444		6,961	5,433
Professional and consulting fees	725	500		2,249	2,698
Communications and utilities	1,288	1,098		4,838	4,148
Operating taxes and licenses	2,244	2,143		8,629	8,247
General and other operating	1,430	1,559		5,987	6,097
Total operating expenses	121,833	116,281		462,592	445,966

Operating income	9,862	10,391		40,100	34,228

Other (income) expense:
Interest income	(5)	(34)		(21)	(153)
Interest expense	1,474	206		3,532	933
Other	70	6		109	34
Income before income taxes	8,323	10,213		36,480	33,414
Income tax expense	3,178	3,825		14,228	12,866
Net income	$5,145	$6,388		$22,252	$20,548

Earnings per common share:
Diluted earnings per share	$0.22	$0.27	(1)	$0.94	$0.88	(2)
Basic earnings per share	$0.22	$0.28	(1)	$0.96	$0.90	(2)

Weighted average number of common shares outstanding:
Diluted	23,820	23,545	(1)	23,697	23,386	(2)
Basic	23,407	23,063	(1)	23,252	22,828	(2)

(1)
Earnings per share amounts and average number of shares outstanding have been adjusted to give retroactive effect to a three-for-two stock split effected in the form of a 50% stock dividend declared May 5, 2006.

(2)
Earnings per share amounts and average number of shares outstanding have been adjusted to give retroactive effect to two three-for-two stock splits effected in the form of a 50% stock dividend declared January 18, 2006 and May 5, 2006.

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